Exhibit 10.1
Remote Knowledge, Inc.
Summary of Director Compensation
At the present time, all of our outside, non-employee, directors are granted 10,000 options per quarter for the three-year terms for which they are elected. At each annual meeting, the newly elected Class A, B, or C directors will receive the new grant upon their election with an exercise price based on the market price for our common shares on the date of election. The chairman of our audit committee receives an additional 5,000 options per quarter as additional compensation for the services in that position. All of the options vest at the rate of 10,000 options per quarter served (in arrears). Should a director resign during his term of office, all unvested options expire. The chairman of our audit committee’s additional options vest at the rate of 5,000 per quarter in arrears, also commencing on the date of his election.
November 14, 2005